Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information contact:
Mike Falvey (617) 559-7363
VP, CFO
Aspect Medical Systems, Inc.

Emily Anderson (617) 559-7032
Media Relations
Aspect Medical Systems, Inc.
ASPECT MEDICAL PRICES PRIVATE OFFERING OF $110 MILLION OF 2.5%
CONVERTIBLE SENIOR NOTES
NORWOOD, Mass.— June 14, 2007 — Aspect Medical Systems, Inc. (NASDAQ: ASPM) today announced that it has priced its previously announced private placement of $110 million aggregate principal amount of 2.5% convertible senior notes due 2014 to qualified institutional buyers. Aspect Medical has granted the initial purchaser of the notes an option to purchase up to an additional $15 million principal amount of notes.
     The notes will pay interest semi-annually at a rate of 2.5% per annum. The notes will be convertible under certain circumstances into shares of Aspect Medical’s common stock at an initial conversion rate of 52.4294 shares per $1,000 principal amount of notes. This is equivalent to an initial conversion price of $19.07 per share, which represents a conversion premium of approximately 22.5% based on the closing price of $15.57 of Aspect Medical’s common stock on June 14, 2007 on the NASDAQ Global Market. If Aspect Medical obtains shareholder approval, it may irrevocably elect to net share settle conversions of the notes in accordance with the terms of the notes, which would generally require Aspect Medical to deliver cash for the principal amount of the notes and shares of common stock for the notes’ conversion value in excess of the principal amount.
     The sale of the notes is expected to close on June 20, 2007, subject to customary closing conditions.
     Aspect Medical expects to use a portion of the net proceeds from the offering to repurchase approximately 2,000,000 additional shares of its common stock (the “Option Shares”) from Boston Scientific Corporation upon exercise of a portion of its option to purchase shares of its common stock held by Boston Scientific. This option was granted by Boston Scientific in connection with the previously announced termination and repurchase agreement that Aspect Medical entered into with Boston Scientific Corporation on June 11, 2007. Aspect Medical repurchased 2,000,000 shares of its common stock from Boston Scientific Corporation on June 13, 2007 under the termination and repurchase agreement, leaving it with 4,013,239 shares of
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Aspect Medical Prices Private Offering of $110 Million of 2.5% Convertible Senior Notes
Aspect Medical common stock. Under the terms of the option, Aspect Medical has the right to purchase the approximately 4,000,000 remaining shares of Aspect Medical common stock held by Boston Scientific at a purchase price per share equal to the greater of (i) $15 and (ii) the average of the closing prices of Aspect Medical’s common stock as reported on the NASDAQ Global Market for the 10 consecutive trading days up to and including the date of the exercise of such option by Aspect Medical. Assuming Aspect Medical purchases the Option Shares at a purchase price of $15.57 per share, which was the closing price of Aspect Medical’s common stock on June 14, 2007 on the NASDAQ Global Market, it would use approximately $31.1 million of the net proceeds of the offering to purchase such shares. In addition, Aspect Medical plans to use a portion of the net proceeds from the offering to purchase up to an additional 1,000,000 shares of its common stock in privately negotiated transactions concurrently with this offering. Aspect Medical intends to use the remaining net proceeds for general corporate purposes which may include purchases of the balance of the shares of its common stock owned by Boston Scientific, investments in its neuroscience program and acquiring, licensing or investing in complementary businesses, technologies or products.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.
     The convertible notes have been offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws. Unless so registered, the notes and the common stock issuable upon conversion of the notes may not be offered or sold in the United States or any state or to any U.S. person except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
Safe Harbor Statement
This news release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information relating to future expectations of Aspect Medical Systems, Inc (including its plans to close the offering of notes and its planned use of proceeds). Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “believes,” “plans,” “may,” “will,” “continue,” similar expressions, and variations or negatives of these words. All such statements are subject to certain risks and uncertainties that could cause actual results to differ materially and adversely from those projected, and may affect future operating results, financial position and cash flows. These risks and uncertainties include, but are not limited to: a failure of any of the purchasers’ conditions to close the purchase of the notes or other unexpected events that lead to a failure to complete the offering and sale of the notes at all or on the terms or the schedule described above, global economic and market conditions, the market for Aspect Medical’s securities and other risks detailed from time to time in Aspect Medical’s filings with the SEC. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.
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